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EXHIBIT 99.1

                    [FIRST COMMUNITY BANCSHARES, INC. LOGO]



                                  NEWS RELEASE


FOR IMMEDIATE RELEASE:                        FOR MORE INFORMATION,
JUNE 18, 2003                               CONTACT: ROBERT L. SCHUMACHER
                                                     AT (276) 326-9000


                   FIRST COMMUNITY BANCSHARES, INC. ANNOUNCES
                               10% STOCK DIVIDEND


                BLUEFIELD, VIRGINIA - On June 17, 2003, the Board of Directors of First Community Bancshares, Inc. (Nasdaq: FCBC; www.fcbinc.com) declared a ten percent (10%) stock dividend to stockholders of record on August 1, 2003, to be distributed August 15, 2003. The stock dividend follows the previously announced second quarter cash dividend of $0.26 per share payable on June 30th. First Community currently pays an annualized cash dividend of $1.04 per share which produces a yield of approximately 3.00% on its current price.

        John M. Mendez, President and Chief Executive Officer of First Community Bancshares stated that, "The recent market value of First Community's common stock of $35.10 is an improvement of 14% over the year-end 2002 market price of $30.76 and a 31% improvement over the year-end 2001 market value of $26.79. Our Board concluded the ten percent (10%) stock dividend represents a method of rewarding our stockholders and sharing some of the benefits derived from their Company's record setting 2002 and year-to-date 2003 earnings performance."

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        The Company also recently announced the completion of its acquisition of
The CommonWealth Bank, a Virginia-chartered commercial bank. This acquisition expanded the Company's existing strong customer base and commercial banking operations into the Richmond, Virginia metro market area while complementing its existing mortgage banking and brokerage network currently headquartered in Richmond. A new branch was also recently opened in Winston-Salem, the third largest Metropolitan Statistical Area in North Carolina, with a second branch opening soon.

        First Community Bancshares, Inc., headquartered in Bluefield, Virginia has assets of approximately $1.65 billion and is the parent company of First Community Bank, N. A., also headquartered in Bluefield. First Community Bank operates through 47 full-service offices and two trust and investment management offices in the three-state region of Virginia, West Virginia and North Carolina. First Community Bank is also the parent company of Stone Capital Management, Inc., an SEC registered investment advisory Firm and United First Mortgage, Inc., which operates 11 retail mortgage offices throughout Virginia. First Community Bancshares, Inc.'s common stock is traded on the Nasdaq National Market under the symbol "FCBC."

                                   DISCLAIMER

        This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions, the timely development, production and acceptance of new products and services and their feature sets; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company's Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended.

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